Exhibit 99.1

Tallgrass Energy GP, LP Files Shelf Registration Statement
LEAWOOD, Kan.--(BUSINESS WIRE)-June 2, 2016-- Tallgrass Energy GP, LP (NYSE: TEGP) ("TEGP" or “the Partnership”) today announced that it has filed a shelf registration statement on Form S-3 registering the potential resale, from time to time, by the selling security holders named therein of up to 109,504,440 Class A shares of TEGP. The filing of such registration statement satisfies TEGP’s contractual obligation to file a registration statement on Form S-3 as provided in that certain Registration Rights Agreement entered into by TEGP and such security holders in connection with TEGP’s initial public offering in May 2015.
A registration statement relating to the Class A shares has been filed with the Securities and Exchange Commission but has not yet become effective. The Class A shares may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the Class A shares in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
About Tallgrass Energy GP, LP
Tallgrass Energy GP, LP (NYSE: TEGP) is a limited partnership that has elected to be treated as a corporation for U.S. federal income tax purposes. TEGP owns a controlling membership interest in Tallgrass Equity, LLC through its role as the sole managing member. Tallgrass Equity, LLC owns, both directly and through its ownership of the general partner of Tallgrass Energy Partners, LP (NYSE: TEP), all of TEP's incentive distribution rights, 100 percent of the general partner interest in TEP and 20,000,000 TEP Common Units.
CONTACT:
Investor and Financial Inquiries
Nate Lien
(913) 928-6012
investor.relations@tallgrassenergylp.com

Media and Trade Inquiries
Phyllis Hammond
(913) 928-6014
media.relations@tallgrassenergylp.com